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                                                                    Exhibit 11.0

                            BTU INTERNATIONAL , INC.
         CALCULATION OF NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE
             (Dollars in thousands, except share and per share data)

                                                         For the Three Months Ended
                                                     --------------------------------
                                                      March 30,           March 31,
                                                        2003                 2002
                                                        ----                 ----
Net loss                                             $    (1,773)        $    (1,300)

Net loss applicable to
  common stockholders                                $    (1,773)        $    (1,300)
                                                     ===========         ===========
Weighted average number of shares outstanding
   Basic Shares                                        7,002,578           6,840,693

   Effect of Dilutive Options                                  0                   0
                                                     -----------         -----------

   Diluted Shares                                      7,002,578           6,840,693
                                                     ===========         ===========

Loss Per Share

   Basic                                             $     (0.25)        $     (0.19)
                                                     ===========         ===========

   Diluted                                           $     (0.25)        $     (0.19)
                                                     ===========         ===========